UNITED STATES
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NATIONSTAR MORTGAGE HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

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April 15, 2013

Dear Stockholders,

On behalf of your Board of Directors, I want to take this opportunity to invite you to attend our first Annual Meeting of Stockholders as a public company.  The meeting will be held on Wednesday, May 22, 2013, at 9:00 a.m., local time, at The Irving Convention Center, 500 West Las Colinas Boulevard, Irving, Texas 75039.  Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

All stockholders are cordially invited to attend the meeting.  Whether or not you attend the meeting, it is important that your shares be represented and voted.  We urge you to complete your proxy card, as provided in the enclosed materials, and return it as soon as possible.  You can, of course, vote in person at the meeting but you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend.  You may revoke your proxy and vote in person at the meeting if you choose to do so.

Sincerely,

Jay Bray
Chief Executive Officer

NATIONSTAR MORTGAGE HOLDINGS INC.

350 Highland Drive

Lewisville, Texas 75067

April 15, 2013

NOTICE OF THE

2013 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 22, 2013
9:00 a.m. local time

Place:	The Irving Convention Center
500 West Las Colinas Boulevard
Irving, Texas 75039

Business:	1. To elect two Class I directors, Roy A. Guthrie and Michael D. Malone, to serve until the 2016 annual meeting.

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Nationstar Mortgage Holdings Inc. for the year ending December 31, 2013.

3. To consider and act upon any other business properly brought before the meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 28, 2013.

Voting by Proxy:

It is important that your shares be represented at the meeting. You can vote your shares by completing, signing, dating and returning your completed proxy card or by attending the meeting and voting in person. Even if you plan on attending in person, you are encouraged to send in the proxy card to ensure your vote is counted should you for any reason be unable to attend. You may revoke your proxy and vote in person at the meeting if you choose to do so.

By order of the Board of Directors,

Elizabeth K. Giddens
Senior Vice President, Deputy General Counsel & Secretary

2013 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to Nationstar Mortgage Holdings Inc. stockholders beginning on or about April 15, 2013.  In this proxy statement, “Nationstar” and “Company” may refer to Nationstar Mortgage Holdings Inc. or to it and one or more of its subsidiaries, as the context may require.  This proxy statement contains information on the matters to be presented at the Company’s 2013 Annual Meeting of Stockholders to be held on May 22, 2013 to assist you in voting your shares.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at Nationstar’s 2013 Annual Meeting of Stockholders.  Additionally, it contains certain information that the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) require Nationstar to provide to its stockholders.  This proxy statement is also the document used by Nationstar’s Board of Directors (“Board”) to solicit proxies to be used at the annual meeting.  Nationstar pays the costs of soliciting proxies.  Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the meeting.

When and where will the 2013 Annual Meeting of Stockholders be held?

The meeting will be held on May 22, 2013 at The Irving Convention Center, 500 West Las Colinas Boulevard, Irving, Texas  75039 beginning at 9:00 a.m., local time.

What will be voted on?

You will be voting on the following:

•                       Election of two Class I directors, Roy A. Guthrie and Michael D. Malone, to the Board of Directors;

•                       Ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm for the year ending December 31, 2013; and

•                       Any other business that may properly come before the meeting.

Who may vote at the meeting?

All stockholders who owned Nationstar common stock at the close of business on the record date of March 28, 2013, may attend and vote at the meeting.

How do I vote?

You can vote either in person at the meeting or by proxy whether or not you attend the meeting.  To vote by proxy you must properly complete and return the enclosed proxy card in a timely manner.  If you vote by proxy, your shares will be voted as you indicate on the card.  If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board of Directors recommends.

Can I change my vote after I execute my proxy?

You may revoke a proxy at any time prior to its exercise at the meeting.  You can send in a new proxy card with a later date or send a written notice of revocation to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas  75067, Attention:  Secretary.  If you attend the meeting and want to vote in person, you can request that any previously submitted proxy not be used.

How many votes do I have?

You will have one vote for each share of Nationstar common stock which you owned at the close of business on March 28, 2013, the record date for the meeting.

How many shares of common stock are eligible to vote at the meeting?

At the close of business on March 28, 2013, there was a total of 90,573,586 shares of Nationstar common stock outstanding and eligible to vote at the meeting.

How many shares must be present to hold the meeting?

A majority of the shares of Nationstar common stock outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business.  This is called a quorum.  Shares are counted as present at the meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders.  Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account the shares are said to be held in “street name.”  In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted.  If you give the broker instructions, the broker will vote your shares as you direct.  If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then the rules of the NYSE provide brokers with discretionary power to vote your shares.  However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.  “Non-routine” matters include, for example, proposals to elect directors.  It is, therefore, important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to the election of directors and any other “non-routine” matters are counted.

How many votes are required to elect directors and adopt other proposals?

Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors.  Abstentions and broker non-votes will not have any effect on the election of a director.

Ratification of Ernst & Young LLP as Nationstar’s independent registered public accounting firm requires the affirmative vote of a majority of Nationstar common stock present in person or by proxy that are entitled to vote on this item.  If you abstain from voting on this matter, your shares will be counted as present for the purpose of establishing a quorum, and the abstention will have the same effect as a vote against this proposal.  Broker non-votes will also have the same effect as a vote against this proposal.

How do I attend the meeting?

Admission to the meeting is limited to Nationstar stockholders or their proxy holders.  In order to be admitted to the meeting, each stockholder will be asked to present proof of stock ownership and a valid, government-issued photo identification, such as a driver’s license.  Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Nationstar common stock at the close of business on March 28, 2013, the record date for the meeting.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up Nationstar’s corporate governance framework:

•      Corporate Governance Guidelines

•      Audit Committee Charter

•      Compensation Committee Charter

•      Nominating and Corporate Governance (“NCG”) Committee Charter

•      Amended and Restated Code of Business Conduct and Ethics

•      Code of Ethics for the Chief Executive Officer and Senior Financial Officers

These documents are accessible on Nationstar’s website at www.nationstarholdings.com by clicking on “Investor Relations,” then “Corporate Governance” and then “Governance Guidelines and Bylaws” or “Committee Membership and Charters.”  You may also obtain a free copy of any of these documents by sending a written request to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas  75067, Attention: Secretary.  Any substantive amendment to or grant of a waiver from a provision of the Code of Ethics for the chief executive officer and senior financial officers requiring disclosure under applicable SEC or NYSE rules will be posted on Nationstar’s website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance.  The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board.  The matters covered by the Corporate Governance Guidelines include the following:

•                  Selection of the chairman

•                  Size of the Board

•                  Board membership criteria

•                  Other public company directorships

•                  Independence of directors

•                  Ethics and code of conduct

•                  Conflicts of interest

•                  Director’s change of job responsibility

•                  Director retirement age

•                  Director tenure

•                  Board compensation

•                  Executive sessions for non-management and independent directors

•                  Board self-evaluation

•                  Board access to management

•                  Attendance of management at Board meetings

•                  Director interaction with outside constituencies

•                  Confidentiality

•                  Board orientation and continuing education

•                  Director attendance at annual meetings of stockholders

•                  Board committees

•                  Leadership development, including evaluation of the chief executive officer

•                  Succession planning

Board Leadership Structure

Although not required, Nationstar separates the roles of chief executive officer and chairman of the board.  The chief executive officer is responsible for the day-to-day leadership, management, direction and performance of the Company, while the chairman of the board is responsible for determining growth opportunities and, together with the chief executive officer, is responsible for the strategic direction of Nationstar, and presides over meetings of the Board.

Board’s Role in Risk Oversight

The Company’s risk management is overseen by Ramesh Lakshminarayanan, Executive Vice President and Chief Risk Officer.  In this capacity, Mr. Lakshminarayanan is responsible for identifying and prioritizing material risks and discussing them with management and the Board of Directors.  A summary of Mr. Lakshminarayanan’s professional experience and qualifications is available on the Company’s website and in Nationstar’s Annual Report on Form 10-K for 2012.

While management is responsible for day-to-day risk management of the Company’s operations, the Board of Directors is responsible for overseeing enterprise-wide risks.  The Board uses its standing committees (more fully discussed below) to monitor and address what may be within the scope of each committee’s expertise or charter.  For example, the Audit Committee oversees the financial statements, accounting and auditing functions, the Compensation Committee oversees the Company’s compensation programs and the Nominating and Corporate Governance Committee oversees director qualifications, Board structure and corporate governance matters.  In addition to getting information from its committees, the Board also receives updates directly from members of management.  In this regard, Mr. Bray, due to his position as both Chief Executive Officer and director of the Company, is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of the Company’s operations.

Independent Directors

Nationstar recognizes the importance of having an independent Board that is accountable to Nationstar and its stockholders.  Accordingly, its Corporate Governance Guidelines (a copy of which may be found in the “Investor Relations — Corporate Governance” section of Nationstar’s website) provide that a majority of its directors shall be independent in accordance with the NYSE listing standards

Board, Committee and Annual Meeting Attendance

The Board held 14 meetings during 2012.  Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he served, except for Mr. Edens.  Mr. Edens was unable to attend certain meetings due to unforeseen scheduling conflicts, but reviewed the advance materials and his views were represented at the meetings by Mr. Bray.  No annual meeting of stockholders of Nationstar has been held since the Company’s initial public offering on March 7, 2012.  Directors are invited and encouraged but are not required to attend the Company’s annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Nationstar’s non-management and independent directors meet in executive session without management at least once a year.  No presiding non-management director has been selected but a presiding director is appointed to preside at each executive session on an ad hoc basis.

Communications with the Board of Directors

Any Nationstar stockholder or other interested party who wishes to communicate with the Board or any of its members may do so by writing to:  Board of Directors (or one or more named directors) c/o Anthony Villani, Executive Vice President and General Counsel, Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas  75067.

Communications with the Audit Committee

Complaints and concerns relating to Nationstar’s accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit Committee of the Board of Directors.  Any such communications may be made on an anonymous basis.  Employee concerns or complaints may be reported to the Audit Committee through a third-party vendor, The Network, Inc., that has been retained by the Audit Committee for this purpose.  The Network, Inc. may be contacted toll-free at (866) 919-3222 or via The Network, Inc.’s website at https://www.reportlineweb.com/welcome.aspx?Client=Nationstar.  Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit Committee by writing to:  Audit Committee c/o Anthony Villani, Executive Vice President and General Counsel, Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas  75067.

All complaints and concerns will be reviewed under the direction of the Audit Committee and oversight by the general counsel and other appropriate persons as determined by the Audit Committee.  The general counsel also prepares a periodic summary report of all such communications for the Audit Committee.

Criteria and Procedures for Selection of Director Nominees

Although the Board of Directors retains ultimate responsibility for nominating members for election to the Board, the NCG Committee of the Board conducts the initial screening and evaluation process.  As provided in the Company’s Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:

•      requirements of applicable laws and NYSE listing standards;

•      strength of character;

•      judgment;

•      business experience and areas of expertise;

•      composition of the Board;

•      time availability and dedication; and

•      conflicts of interest.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and the Company’s management, as well as recommendations from Company stockholders.  To recommend a candidate for election to the Board, a stockholder must submit the information required by the Company’s Bylaws, including, among other things, the following information, to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary, generally not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders:

•      The stockholder’s name, address and the class, series and number of shares that he or she owns;

•                  Representation that the stockholder is a holder of record as of the record date and intends to appear in person or by proxy at the annual meeting;

•                  The name, address and other required information of the stockholder’s nominee for director;

•                  A description of any arrangement or understanding between the stockholder and the director nominee or any other person (naming such person(s)) in connection with the making of such nomination to the Board; and

•                  The nominee’s consent to being named in the proxy statement as a nominee and to serving on the Board.

In considering candidates recommended by stockholders, the NCG will take into consideration the needs of the Board of Directors and the qualifications of the candidate.  While a stockholder may submit a director nominee pursuant to these criteria and procedures, the nomination would remain subject to FIF HE Holdings LLC’s (the “Initial Stockholder”) rights as discussed below under the caption “Certain Relationships and Related-Party Transactions—Stockholders Agreement.”

Jumpstart Our Business Startups Act

Nationstar completed its initial public offering in March 2012.  Until September 19, 2012, Nationstar qualified as an “emerging growth company,” as defined in Section 3(a)(80) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Because Nationstar was an emerging growth company for less than two years after the date of its initial public offering, under Section 14A of the Exchange Act, it is exempt from the requirement to include in this proxy statement stockholder advisory votes on certain executive compensation matters such as “say on pay” and “say on frequency.”

BOARD OF DIRECTORS

Nationstar’s Amended and Restated Certificate of Incorporation provides that the Board of Directors shall consist of not less than three and not more than 11 directors, as may be determined from time to time by the entire Board. As of the date of this proxy statement, the Board consists of six members, five of whom are non-employee directors.

The Board is also divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting of stockholders. Nationstar’s current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2012	Roy A. Guthrie	59
		Michael D. Malone	59
Class II	2013	Robert H. Gidel	61
		Brett Hawkins	49
Class III	2014	Wesley R. Edens	51
		Jay Bray	46

The Board has also determined that each of Messrs. Gidel, Guthrie, Hawkins and Malone satisfies Nationstar’s independence standards and further that each of them is independent of Nationstar and its management within the meaning of the NYSE’s listing standards.

The Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Nationstar common stock can elect all of the directors standing for election.

Committees of the Board of Directors

The Board of Directors has three principal standing committees.  Committee members consist entirely of non-employee directors and the Board has determined that each member of these committees is “independent,” as defined under NYSE listing standards.

Audit Committee

The Audit Committee’s responsibilities and purposes are to:  (i) assist the Board in its oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the annual independent audit of the Company’s financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; and (d) the performance of the Company’s internal audit function; (ii) determine whether to recommend to the stockholders the appointment, retention or termination of the Company’s independent registered public accounting firm; and (iii) pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm.  The Audit Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Exchange Act.  A copy of the Audit Committee’s Charter is available at the Company’s website.

The members of the Audit Committee are Messrs. Guthrie (chairman), Gidel, and Malone. The Board has determined that:  (i) each is “independent”; (ii) each is “financially literate”; and (iii) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Exchange Act and the NYSE.  The Audit Committee met five times in 2012.

Nominating and Corporate Governance Committee

The NCG Committee’s responsibilities and purposes are to:  (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board composition, procedures and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; (iv) review, approve or ratify related-party transactions and other matters that may pose conflicts of interest; and (v) oversee the evaluation of the

Board and the Company’s management.  A copy of the NCG Committee Charter is available at the Company’s website.  See “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” above for more information about the process for identifying and evaluating nominees for director.

The members of the NCG Committee are Messrs. Malone (chairman), Gidel and Hawkins. Each member of Nationstar’s NCG Committee is independent, as defined under the rules of the NYSE.  The NCG Committee met six times in 2012.

Compensation Committee

The Compensation Committee’s responsibilities and purposes are to:  (i) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, and incentive-compensation and equity-compensation plans; (ii) review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement and annual report filed with the SEC; and (iii) prepare the Compensation Committee Report as required by the rules of the SEC.  The Compensation Committee also has the authority to retain and terminate compensation consultants, including approval of the terms and fees of any such arrangement.  A copy of the Compensation Committee Charter is available at the Company’s website.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation are set forth below under “– Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis,” respectively.

The Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan (discussed below under the caption “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Awards”), permits the Compensation Committee to delegate its authority to grant awards to one or more Nationstar non-executive officers.  Pursuant to this authority, the Compensation Committee has delegated to the Incentive Awards Committee, which consists of Jay Bray, the authority to make certain awards to Nationstar employees who are not Nationstar executive officers.  Mr. Bray is a director and the chief executive officer of Nationstar.

The members of the Compensation Committee are Messrs. Hawkins (chairman), Gidel and Malone.  Each member of Nationstar’s Compensation Committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the Compensation Committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code.  The Compensation Committee met three times in 2012.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2012, any compensation committee interlock or insider participation on the Compensation Committee.

Director Compensation

Each independent director receives an annual fee of $50,000, payable in semi-annual installments.  In addition, an annual fee of $10,000 is paid to each member of the Audit Committee, and an annual fee of $5,000 to each member of the NCG Committee and of the Compensation Committee.  The chairman of the Audit Committee receives an additional annual fee of $15,000.  The chairmen of the Compensation and NCG Committees each receive an additional annual fee of $5,000.  Fees to independent directors may be made by issuance of Nationstar common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan.  Directors who are also Nationstar employees receive no additional compensation for their services on the Board of Directors.  All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending Board or committee meetings.  In addition, on March 7, 2012, each independent non-employee director received a restricted stock award of 21,429 shares of Nationstar common stock, with a grant date fair value of $300,000, which vest in installments of 33.3%, 33.3% and 33.4% respectively on the first three anniversaries of the grant date.

The following table sets forth certain information regarding the compensation earned in 2012 by Nationstar’s non-management directors:

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards $(1)	Total ($)
Wesley R. Edens(2)	—	—	—
Robert H. Gidel	70,000	300,000	370,000
Roy A. Guthrie	75,000	300,000	375,000
Brett Hawkins	70,000	300,000	370,000
Michael D. Malone	80,000	300,000	380,000

(1)         Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to the independent directors.  The stock awards represent restricted stock awards as of March 7, 2012 of 21,429 shares of Nationstar common stock to each independent director, which awards vest in installments of 33.3%, 33.3% and 33.4% respectively on the first three anniversaries of the grant date.  These awards were made under the terms of the 2012 Incentive Compensation Plan.

(2)         Mr. Edens is not an independent director (he is affiliated with the Fortress Investment Group LLC (“Fortress”), see discussion below under the caption “Certain Relationships and Related-Party Transactions”) and, as such, receives no compensation from Nationstar for his service as a director of Nationstar.

PROPOSAL 1

ELECTION OF DIRECTORS

The terms of the Class I directors, consisting of Messrs. Roy A. Guthrie and Michael D. Malone, will expire at the 2013 Annual Meeting of Stockholders.  Each has been nominated by the Board of Directors to serve as a continuing director for a new three-year term expiring at the 2016 Annual Meeting of Stockholders.  Each nominee selected will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

In determining whether to nominate each of the Class I directors for another term, the Board of Directors considered not only the designation of these directors by the Initial Stockholder, but also the factors discussed above under “Corporate Governance — Criteria and Procedures for Selection of Director Nominees” and concluded that each possesses those talents, backgrounds, perspectives, attributes and skills that will enable each of them to continue to provide valuable insights to Company management and play an important role in helping the Company achieve its goals and objectives.  The age, principal occupation and certain other information for each director nominee and the continuing directors serving unexpired terms are set forth below.  It is the general policy of the Company that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of votes will be elected as directors.  Abstentions and broker non-votes will not have any effect on the election of a director.

The Board believes that each director nominee will be able to stand for election.  If you do not wish your shares voted for one or both of the nominees, you may so indicate when you vote.

The Board recommends a vote FOR the election of each of the nominees listed below for director.

Nominees for election at this meeting to a term expiring in 2016

Roy A. Guthrie, age 59

Director of the Company since 2012; Chair of the Audit Committee

Mr. Guthrie is also a member of the audit committee of Bluestem Brands, Inc., a consumer products online retailer, and has been one of its directors since 2010.  He is also a member of the audit committee of Lifelock, Inc., an identity theft protection and risk assessment services company, and has been one of its directors since 2012.  He also serves as a member of the board of directors of Garrison Capital, LLC, an investment company, and Springleaf Home Equity, Inc., a financial services company and affiliate of Nationstar’s largest stockholder, FIF HE Holdings LLC. From 2005 to 2012, he served as Executive Vice President of Discover Financial Services, a direct banking and payment services company, where he also served as Chief Financial Officer from 2005 to 2011 and as Treasurer from 2009 to 2010.  Prior to joining Discover Financial Services, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004, and he served on Citigroup’s Management Committee throughout this period.  Mr. Guthrie was also Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while it was a public company, and he served as a member of its board from 1998 to 2000.  Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an officer and director of public companies qualify him to serve as a Nationstar director.

Michael D. Malone, age 59

Director of the Company since 2012; Chair of the Nominating and Corporate Governance Committee and member of the Audit and Compensation Committees

Mr. Malone is also a member of the compensation committee and the audit committee of Morgans Hotel Group Co., a hospitality company, and has been one of its directors since January 2008.  In November 2012, he was appointed to the board of directors of Walker & Dunlop, Inc., a real estate financial services company.  From February 2008 until February 2012, he served as a Managing Director of Fortress Investment Group LLC, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings LLC, where he was in charge of the Charlotte, North Carolina office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States.  Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director.  Over those years Mr.

Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses.  Mr. Malone’s extensive experience in both financial services and real estate qualify him to serve as a Nationstar director.

Directors whose terms expire in 2014

Robert H. Gidel, age 61

Director of the Company since 2012; member of the Audit, Compensation and Nominating and Corporate Governance Committees

Mr. Gidel has been a principal in Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998.  He has also been a member of the board of directors and the chairman of the compensation committee of Developers Diversified Realty, a real estate investment trust, since 1999.  Mr. Gidel was President and Chief Executive Officer of Ginn Development Company, LLC, one of the largest privately held developers of resort communities and private clubs in the Southeast, from 2007 until 2009.  Mr. Gidel has also served as chairman of the board of directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007.  From 2002 until 2007, Mr. Gidel was also a member of the board of directors and lead director of Global Signal Inc., a real estate investment trust.  He also served as a trustee of Fortress Registered Investment Trust from 1999 to 2010 and of Fortress Investment Trust II, LLC from 1999 to 2011, both of which were registered investment companies.  From 1996 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V.  Mr. Gidel was also a member of the board of directors of U.S. Restaurant Properties, Inc. from 2001 until 2005 and a member of the board of directors of American Industrial Properties Real Estate Investment Trust from 1999 until 2001.  Mr. Gidel’s extensive experience in real estate finance and private equity, as well as wide-ranging prior experience as a director qualify him to serve as a Nationstar director.

Brett Hawkins, age 49

Director of the Company since 2012; Chair of the Compensation Committee and member of the Nominating and Corporate Governance Committee

Mr. Hawkins has spent the last 12 years as a digital media entrepreneur in e-commerce and social networking in the movie, music and video game industries and in advising companies in the entertainment, healthcare and charitable industries.  He co-founded GGL Global Gaming, a private video game, social networking and digital content distribution platform, in 2004, and served in various executive roles until 2011.  He also previously served as Vice President for Finance of DVDExpress.com, Inc. and President of its successor, Express Media Group, an early e-commerce business selling movies, music and video games from 2000 to 2004.  Mr. Hawkins has also held senior management positions at UBS/Warburg Dillon Read, where from 1997 to 1999 he was a Managing Director overseeing European Principal Finance; BlackRock Capital Finance, where from 1996 to 1997 he was Director of European Acquisitions & Operations; Lehman Brothers, where from 1994 to 1996 he was an Executive Director of Lehman Brothers International Europe and from 1993 to 1994 a Senior Vice President at Lehman Brothers, Inc.; and Salomon Brothers Inc., where from 1988 to 1993 he was a Vice President of Mortgage Trading with responsibility for Whole Loan CMO Business.  He is a Governance Fellow of the National Association of Corporate Directors and member of the National Association of Corporate Directors.  Mr. Hawkins’ extensive experience in financial services as well as valuable knowledge of the mortgage, financial industry, Internet-based sales and customer service platforms qualify him to serve as a Nationstar director.

Directors whose terms expire in 2015

Wesley R. Edens, age 51

Director of the Company since 2012; Chairman of the Board of Directors

Mr. Edens has been Co-Chairman of the board of directors of Fortress Investment Group LLC, a global investment management group and an affiliate of Nationstar’s largest stockholder, FIF HE Holdings, LLC, since August 2009.  From 2006 to 2009, he was Chairman of the board of directors of Fortress.  He has also been a member of the Management Committee of Fortress since co-founding Fortress in 1998.  He is responsible for Fortress’s private equity and publicly traded alternative investment businesses. He is also Chairman of the board of directors of each of Brookdale Senior Living Inc. (a provider of senior living facilities), Florida East Coast Railway

Corp. (a rail transportation company), GateHouse Media, Inc. (a print and online media company), Mapeley Limited (a real estate investment company) and Newcastle Investment Corp. (“Newcastle”) (a real estate investment and finance company) and a director of GAGFAH S.A. (a real estate management company), Penn National Gaming Inc. (a gaming company), Springleaf Finance Corporation (a mortgage and loan servicing company) and Springleaf Finance Inc. (a financial services company).  Mr. Edens was Chief Executive Officer of Global Signal Inc., a real estate investment trust, from February 2004 to April 2006 and Chairman of its board of directors from October 2002 to January 2007.  Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund.  In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.  Mr. Edens’ extensive credit, private equity, finance and management expertise, experience as an officer and director of public companies and deep familiarity with Nationstar qualify him to serve as a Nationstar director.

Jay Bray, age 46

Director of the Company since 2012

Mr. Bray has also served as the Company’s Chief Executive Officer since 2012 and as the Company’s Executive Vice President and Chief Financial Officer from May 2011 to February 2012.  In addition, he has served as the President of the Company’s wholly-owned subsidiary, Nationstar Mortgage LLC, since July 2011, as the Chief Executive Officer of Nationstar Mortgage LLC since October 2011, as the Chief Financial Officer of Nationstar Mortgage LLC from the time he joined Nationstar in May 2000 until September 2012, as a Manager of Nationstar Mortgage LLC since October 2011, and as a Director of another subsidiary, Nationstar Capital Corporation, since March 2010. Mr. Bray has over 22 years of experience in the mortgage servicing and originations industry.  From 1988 to 1994, he worked with Arthur Andersen in Atlanta, Georgia, where he served as an audit manager from 1992 to 1994. From 1994 to 2000, Mr. Bray held a variety of leadership roles at Bank of America and predecessor entities, where he managed the Asset Backed Securitization process for mortgage-related products, developed and implemented a secondary execution strategy and profitability plan and managed investment banking relationships, secondary marketing operations and investor relations. Additionally, Mr. Bray led the portfolio acquisition, pricing and modeling group at Bank of America.  Mr. Bray is a Certified Public Accountant in the State of Georgia.  Mr. Bray’s in-depth experience and understanding of the financial services and Nationstar’s business and operations qualify him to serve as a Nationstar director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide an understanding of the compensation program for Nationstar’s named executive officers for 2012: (1) Chief Executive Officer, Jay Bray; (2) Executive Vice President and Chief Financial Officer, David C. Hisey; (3) President and Chief Operating Officer, Harold Lewis; (4) Executive Vice President and Chief Risk Officer, Ramesh Lakshminarayanan; and (5) Executive Vice President of Portfolio Investments, Amar R. Patel.  The elements of their compensation are set forth in greater detail in the compensation tables and related disclosures following this section.  For a complete list of the current executive officers of Nationstar, see Part I, Item 1 in Nationstar’s Annual Report on Form 10-K for 2012, under the caption “Executive Officers of the Registrant.”

It is also noted that the total compensation provided for the named executive officers comes partially from Nationstar Mortgage Holdings Inc. and partially from its wholly-owned subsidiary, Nationstar Mortgage LLC.  Therefore, the disclosure in this section relates to the joint policies and practices of Nationstar Mortgage Holdings Inc. and Nationstar Mortgage LLC.

The year 2012 marked a year of transition and significant growth for the Company as it re-structured itself as a new publicly-traded company and acquired a substantial amount of assets.  While Mr. Bray continued as Nationstar’s Chief Executive Officer and Mr. Patel as its Executive Vice President of Portfolio Investments, David C. Hisey was appointed as its Executive Vice President and Chief Financial Officer, Harold Lewis as its President and Chief Operating Officer and Ramesh Lakshminarayanan as its Executive Vice President and Chief Risk Officer.  In connection with these appointments the Company was focused on delivering competitive compensation packages to attract experienced and qualified executives to take on key leadership roles in the transition of Nationstar from a private to an expanding public company.

Compensation Philosophy and Objectives

Nationstar’s primary executive compensation objectives are to attract, motivate and retain the most talented and dedicated executives and to align their annual and long-term incentives with Company performance while enhancing stockholder value.  To achieve these goals Nationstar seeks to maintain compensation plans that:

•                  Align compensation with Company and business unit goals to enhance ownership and accountability;

•                  Encourage the achievement of Company, business unit and individual goals, both short- and long-term; and

•                  Deliver a mix of fixed and at-risk compensation.

Executive Summary - 2012 Compensation Overview

As noted, 2012 was a significant transition year for the Company.  Not only did the Company successfully accomplish its initial public offering but the Company also took significant steps in expanding and developing its business and building out core corporate structure and functions.  The Company’s financial and business highlights for 2012 include the following:

•                  Share price increased more than 120% from the initial public offering price on March 7, 2012 to close at $30.98 on December 31, 2012;

•                  Added $1.5 billion of incremental market capitalization since the initial public offering;

•                  Raised over $1 billion of capital that was deployed in numerous accretive growth opportunities;

•                  Generated record revenue, pretax income and net income;

•                  Increased net income by 876% compared to 2011, from $21 million to $205 million;

•                  Increased servicing portfolio compared to 2011, from $107 billion to $207 billion;

•                  Added over 550,000 new customers, increasing total customer base to 1.1 million;

•                  Increased loan origination volume compared to 2011, from $3.4 billion to $7.9 billion while broadening origination channels;

•                  Entered reverse mortgage servicing business; and

•                  Added significant strength and experience to the senior management team.

As described below, the compensation structure applicable to the named executive officers was established in anticipation of these strategic plans and operational results, including the hiring of new talent to assist in the growth and expansion of the Company’s operations.

Process for Setting Executive Officer Compensation

Role of Compensation Committee.  Prior to its initial public offering in March of 2012, the Company’s compensation policies and arrangements were overseen by and set for 2012 by the Initial Stockholder.  Though based at that time on practices, policies and metrics that were appropriate for a privately-held company, the Company’s compensation policies and arrangements anticipated the strategic plan to take the Company public through the initial public offering and the accompanying planned growth and expansion.  The Initial Stockholder evaluated the Company’s performance, including the achievement of key investment and capital raising goals, and the individual performance of each named executive officer, with a goal of setting overall compensation at levels that it believed were appropriate.  After the initial public offering, these functions were assumed by the Compensation Committee of Nationstar’s Board of Directors.  While the Compensation Committee began its oversight at that time, it did not materially change the policies and arrangements that were already in place for 2012.  It has, however, begun to review the practices, policies and compensation plans for the named executive officers in light of the new status of Nationstar as a public company.  Also, since the initial public offering, compensation decisions as to the Company’s executive officers, including the terms of employment for newly-hired executive officers, have been made by the Compensation Committee.  The Compensation Committee conducts periodic reviews, at least annually, of all compensation decisions related to the Company’s executive officers, including the chief executive officer.  The Compensation Committee administers the Company’s compensation plans, programs and policies relating to the Company’s named executive officers, including all the plans described below.  It also conducts an annual evaluation of the chief executive officer.

Role of Named Executive Officers.  Other than the chief executive officer, the named executive officers do not, either individually or as a group, play a direct role in determining executive compensation.  The chief executive officer advises the Compensation Committee from time to time of his own evaluation of the job performance of the other named executive officers and offers for consideration his own recommendations as to their compensation levels. Since its creation in February 2012, the Compensation Committee has adopted and made the final compensation decisions with respect to the named executive officers, though, as stated above, it has made no material changes to those policies and arrangements that were in place prior to the initial public offering.

Role of Compensation Consultant.  Though the Compensation Committee has not retained a compensation consultant to determine or recommend the amount or form of executive or director compensation, it does have the authority to and in the future may elect to retain a compensation consultant if it determines that doing so would assist it in developing, implementing and maintaining appropriate compensation philosophies and plans.

Risk Considerations.  In developing and reviewing the executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards.  The Compensation Committee believes that the mix of compensation components used in the determination of the named executive officers’ compensation reflects the performance of the Company and the performance of the individual employee and does not encourage the named executive officers to take unreasonable risks relating to the business.  The named executive officers’ ownership interest in the Company aligns their interests with the Company’s long-term performance and discourages excessive risk taking.  The Compensation Committee does not believe the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company’s operations.

Tax Considerations.  Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any given year with respect to the chief executive officer and certain other of the Company’s most highly paid executive officers.  While there are exceptions to this $1,000,000 limitation for performance-based compensation meeting certain requirements, to maintain flexibility in compensating executive officers in view of the overall objectives of the compensation program, the Compensation Committee has not adopted a policy requiring that all compensation be tax deductible.

Miscellaneous Considerations.  Although the Company does not have requirements or guidelines specifying specific amounts of ownership of Nationstar common stock for its named executive officers, it does promote and encourage the aligning of their interests with those of its stockholders by providing them with significant restricted stock awards.  The Company’s Insider Trading Compliance Program also prohibits its employees and directors from engaging in hedging transactions in Nationstar common stock.

Elements of Compensation

The total compensation of our named executive officers in 2012 consisted of three principal elements:

•                  base salary;

•                  non-equity incentive awards (annual cash bonuses); and

•                  long-term incentive awards (cash and/or equity).

Determinations regarding any one element affect determinations regarding each other element, with the goal to set overall compensation at an appropriate level to be able to attract and retain top talent. In this regard, the extent to which different compensation elements are at-risk are taken into account in setting the levels for each other element.  For example, the amount of base salary paid to a named executive officer is considered in determining the amount of any cash bonus or restricted stock award.  But the relationship among the elements is not strictly formulaic due to the need to evaluate the likelihood that the at-risk components of compensation will actually be paid at any particular level.  The overall compensation packages of each of the named executive officers are also based on their respective experience, current market conditions, business trends and overall Company performance.

The combination of non-equity incentive awards (generally annual cash bonuses) and long-term incentive awards (generally equity but may also include cash incentives) seeks to strike the appropriate balance between the near-term focus on Company profitability and individual performance, and the long-term focus to create enhanced stockholder value.

Base Salary

Base salaries are the foundation of the Company’s compensation program.  For the named executive officers these are set depending on the scope of their respective responsibilities and what is necessary to recruit and retain skilled executives.  Base salaries are reviewed annually in accordance with the named executive officer’s annual performance evaluation and may be modified from time to time in view of the named executive officer’s individual responsibilities, individual and company performance, and experience.  Periodic salary adjustments are intended to reward individual performance and are also intended to ensure that the individual’s base salary, in conjunction with the other compensation elements, remains competitive for the position and responsibilities.

Each of the named executive officers, except for Messrs. Bray and Patel, has entered into an employment agreement (more fully discussed below) with the Company which sets a minimum salary for each.  Messrs. Bray’s and Patel’s base salaries were initially set by the Initial Stockholder prior to the Company’s initial public offering.  Base salaries are intended to complement the at-risk components (non-equity annual incentive and long-term incentive awards) of the Company’s compensation program by assuring that the named executive officers will receive an appropriate minimum level of compensation.  For 2012, Mr. Bray received a merit increase of $130,000 and Mr. Patel a merit increase of $20,000 over 2011 base salaries.  This was done to compensate them for the increased complexity of their roles in operating a rapidly growing newly-public company.

Messrs. Hisey, Lewis and Lakshminarayanan joined the Company during 2012.  The base salaries of Messrs. Hisey and Lewis were set by the Initial Stockholder; that of Mr. Lakshminarayanan was approved by the Compensation Committee.  These were all set as part of compensation packages to induce each of them as top talent to join or remain on Nationstar’s team.  The following table sets forth information regarding the named executive officers annual base salaries for 2012:

Name	Annual Base Salary
Jay Bray	$450,000
David C. Hisey	$375,000	(1)
Harold Lewis	$450,000	(1)
Ramesh Lakshminarayanan	$380,000	(1)
Amar R. Patel	$275,000

(1)         Messrs. Hisey and Lewis were hired effective February 27, 2012 and Mr. Lakshminarayanan effective July 2, 2012; actual base salaries paid for 2012, as set forth in the “Summary Compensation Table”, were computed from those dates.

Non-equity Incentive Awards (Annual Cash Bonus)

Annual Incentive Compensation Plan.  Annual cash bonus incentives for certain executive officers of the Company are determined and paid under Nationstar Mortgage LLC’s Annual Incentive Compensation Plan (the “Annual Incentive Plan” or “AIP”).  Annual cash bonus incentives granted pursuant to the Annual Incentive Plan are keyed to short-term performance and form an important part of the compensation program.  The Annual Incentive Plan is designed to provide incentives for designated executive officers to increase certain financial measures of the Company, as well as personal objectives in relation to those measures.  The Annual Incentive Plan provides for payment of annual cash incentive bonuses from a pool equal to 5% of the Company’s operating cash flow.  For 2012, operating cash flow is generally equal to adjusted EBITDA from the servicing and origination segments adjusted in a manner consistent with the Company’s financial reporting less capitalized servicing and a fair value adjustment for Newcastle interest expense difference plus impairments of equity method investments.  Tying bonus payments to operating cash flow puts a significant portion of these executives’ salary at risk and ties their compensation to the Company’s operational and financial results.  The Company’s operating cash flow was chosen as an incentive metric because it reflects the effectiveness with which the executives manage the Company on a short- and long-term basis.

For each year, the Compensation Committee determines which of the Company’s executives will participate in the Annual Incentive Plan and the allocable portion of the bonus pool for each participating executive for that year.  With respect to 2012, the Compensation Committee determined that Messrs. Bray, Hisey, Lewis and Patel were participants in the Annual Incentive Plan.  Although there is no guarantee that an executive will continue to participate in the Annual Incentive Plan, any continuing participating executive’s allocable percentage may not be reduced to less than 75% of that executive’s percentage for the prior year.  To be eligible to receive the award, the executive must not only be named each year but also be employed by the Company (and not have given notice of intent to resign) on the last day of the year to which the bonus relates.  The following table sets forth information regarding named executive officer participation in the Annual Incentive Plan for 2012:

Name	Allocable Percentage of Bonus Pool
Jay Bray	30%
David C. Hisey	15%
Harold Lewis	20%
Amar R. Patel	15%

Payments under this plan are reflected in the “Non-Stock Incentive Plan Compensation” column of the Summary Compensation Table below.  While Messrs. Hisey and Lewis were both provided guaranteed minimum bonuses by the terms of their respective employment agreements (more fully described below), as inducements for them to join Nationstar, their actual bonuses under this plan exceeded the minimum guaranteed amounts.  The balance of 20% available under the AIP was neither allocated nor distributed.

Management Incentive Plan.  Under the Nationstar Mortgage LLC Management Incentive Plan (the “Management Incentive Plan” or “MIP”), Company and individual performance measures are generally established for the Company’s executives at the beginning of the year by the Compensation Committee.  Following year end, a participating executive is rated on the results for each of his or her key objectives on a scale of one to five.  The rating is multiplied by the weight of each key objective to obtain a weighted score, with five being the highest possible score.  The weighted score is converted into a percentage, which is multiplied by the participating executive’s bonus opportunity (set in terms of a percentage of base salary) and base salary to result in the annual cash incentive award.  Awards may also be made from time to time under the MIP on terms and conditions deemed appropriate by the Compensation Committee.  This annual cash incentive is generally paid in a single installment in the first quarter following completion of the plan year.  As a condition of participation in this plan, a participant is usually subject to a non-solicitation covenant.

For 2012 the only named executive officer who participated in the Management Incentive Plan was Mr. Lakshminarayanan.  As provided by the terms of his employment agreement and as inducement for him to join Nationstar, he received a guaranteed bonus for 2012 of $650,000.  The Compensation Committee did not award Mr. Lakshminarayanan any amounts under the MIP in excess of the guaranteed bonus.

Generally, a named executive officer does not participate in both the Annual Incentive Plan and the Management Incentive Plan for the same year.

Long-Term Incentive Awards

Pre-Initial Public Offering Awards.  Prior to Nationstar’s initial public offering, long-term incentives in the form of grants of Series 1 and Series 2 Class A units (“Units”) and restricted preferred units relating to Series 1 Class C and Class D preferred units (“RSUs”) of the Initial Stockholder had been awarded to certain Nationstar executive officers, including Messrs. Bray and Patel, to promote sustained high performance.  Units and RSUs were granted pursuant to the limited liability company agreement of the Initial Stockholder and individual award agreements.  No Units or RSUs were granted to named executive officers in 2012.  In 2010, substantial one-time grants of Units and RSUs, subject to three-year vesting, were granted to each of Messrs. Bray and Patel based on a review of the Company’s existing compensation arrangements with its most highly valued executives and the business environment.  Specifically, the grants were intended to both serve as a long-term incentive device, a retention device and to further align the interests of the recipients, including Messrs. Bray and Patel, with the Company in the future.

In conjunction with the Nationstar’s initial public offering in March of 2012, the Initial Stockholder made an exchange offer to the holders of the Series 1 Class A Units to exchange their Series 1 Class A Units for restricted shares of Nationstar common stock.  Pursuant to this exchange offer, Mr. Bray was issued 492,422 shares of Nationstar common stock, 283,949 shares of which had already vested and an additional 208,473 shares that were subject to vesting and, in fact, did vest on June 30, 2012.  In addition, Mr. Patel was issued 197,434 shares of Nationstar common stock, 114,045 shares of which had already vested and an additional 83,389 shares that were subject to vesting and, in fact, did vest on June 30, 2012.  These exchanges are reflected in the “Stock Vested for 2012” table below.  In addition, the Series 2 Class A Units and the RSUs held by Messrs. Bray and Patel also vested on June 30, 2012.  The value realized on vesting of these Units and RSUs is also reflected in the “Stock Vested for 2012” table below.

2012 Incentive Compensation Plan.  The 2012 Incentive Compensation Plan (the “2012 ICP”) enables the Company to offer certain key employees, consultants and non-employee directors equity- and cash-based awards.  It enhances the Company’s ability to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and the Company’s stockholders.  Time-based restricted stock awards are granted to retain key talent and establish a common interest of the key executives with the Company’s stockholders through stock ownership.  The restricted stock awards usually vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards, provided the participant remains continuously employed with the Company during that time.  The Company believes that the time-based vesting requirements provide a strong retention mechanism.  The ultimate value of the award, however, depends on the market value of Nationstar common stock on the vesting date, and accordingly time-based restricted stock awards effectively align the interests of the participants with Nationstar’s stockholders.  It is expected the restricted stock awards will continue to play a significant part of the Company’s compensation programs for named executive officers.

On March 7, 2012, in connection with the Company’s initial public offering, restricted stock awards of Nationstar common stock were made as follows:  Mr. Bray 428,572 shares, Mr. Hisey 71,429 shares and Mr. Lewis 71,429 shares.  These awards all vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards.  These initial awards were recommended by the Initial Stockholder and approved by the Compensation Committee.  On December 1, 2012, Mr. Lakshminarayanan also received an initial restricted stock award of 46,751 shares in conjunction with his employment with the Company as of July 2, 2012.  Mr. Lakshminarayanan’s award also vests in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of his employment date.  This award, also approved by the Compensation Committee, was to compensate him for losses suffered due to his leaving his former employer.  Upon death, disability or a change in control of Nationstar, the unvested shares of a restricted stock award will vest.  In addition, any unvested restricted shares from Mr. Lakshminarayanan’s initial award will vest immediately upon his termination without cause.

2007 Long-Term Incentive Plan.  Under the 2007 Long-Term Incentive Plan (the “LTIP”), the Company may encourage and reward the continued service of certain employees it deems essential to the overall success and profitability of the Company.  This plan generally requires specified performance goals relating to a particular performance period and the Compensation Committee may consider the position and responsibilities of a participant, the importance of the individual to the Company, the duties of the individual, desired financial performance of the Company and past, present and potential contributions of the individual to the growth and success of the Company in making an award under this plan.  The benefits under this plan are solely for cash awards.  Upon death or disability, a participant under this plan would be entitled to a pro rata portion of the award based on the number of days that have elapsed for the performance period.

For 2012, the only award made to a named executive officer under this plan was a time-vesting deferred cash award of $100,000 to Mr. Lewis as part of his initial compensation package, as discussed below under the caption “Employment Agreement of Mr. Lewis.”  This award vested and was paid to Mr. Lewis upon the first anniversary of his start date, February 27, 2013.  Also, Mr. Bray received a final payment of $200,000 as the last installment of an award he received under this plan in 2008 that vested in 2012, which amount is not included in the Summary Compensation Table below as such amounts would have been included upon grant in 2008.  No future awards are expected to be made under the LTIP.

Other Compensation Components

All of the Company’s named executive officers are eligible to participate in its employee benefit plans, including medical, dental, life insurance and 401(k) plans.  These plans are available to all employees and do not discriminate in favor of the named executive officers.  In addition, Mr. Bray is reimbursed for the cost of life insurance premiums pursuant to the Company’s Executive Life Program.  While the Company does not view perquisites as a significant element of its compensation structure, some perquisites are necessary for the Company to attract and retain superior management talent.  The value of these benefits to the named executive officers is set forth in the Summary Compensation Table under the column “All Other Compensation.”  For 2012 these perquisites primarily related to relocation benefits for Messrs. Hisey, Lewis and Lakshminarayanan as part of their initial employment packages.

Employment Agreements

Employment Agreement of Mr. Hisey.  Mr. Hisey entered into an employment agreement with Nationstar effective February 27, 2012, pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Financial Officer.  In addition to the base salary and a minimum 2012 bonus of $1 million under the Annual Incentive Plan, Mr. Hisey was also awarded an initial grant of 71,429 restricted shares of common stock under the 2012 Incentive Compensation Plan.  As noted above, this award will vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date, provided Mr. Hisey remains continuously employed with the Company during that time.  Mr. Hisey’s employment agreement also provides for his participation in the 2012 Incentive Compensation Plan with a restricted stock award opportunity valued at 35% of the bonus received under the Annual Incentive Plan for 2012.  His first annual grant under the 2012 Incentive Compensation Plan was made in 2013.  Pursuant to his employment agreement, he also received a relocation assistance allowance of up to $225,000.  Unless earlier terminated, the employment agreement will expire on February 28, 2014.

Employment Agreement of Mr. Lewis.  Mr. Lewis entered into an employment agreement with Nationstar effective February 27, 2012, pursuant to which he agreed to serve as the Company’s President and Chief Operating Officer.  In addition to the base salary and a minimum 2012 bonus of $1.15 million under the Annual Incentive Plan, Mr. Lewis was also awarded an initial grant of 71,429 restricted shares of common stock under the 2012 Incentive Compensation Plan.  As noted above, this award will vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date, provided Mr. Lewis remains continuously employed with the Company during that time.  Mr. Lewis also received a sign-on bonus of $650,000 which he is subject to return should he voluntarily terminate his employment with the Company prior to February 28, 2014.  Mr. Lewis’s employment agreement also provides for his participation in the 2012 Incentive Compensation Plan with a restricted stock award opportunity valued at 35% of the bonus received under the Annual Incentive Plan for 2012.  His first annual grant under the 2012 Incentive Compensation Plan was made in 2013.  Pursuant to his employment agreement, he also received a relocation assistance award of $550,000, which he is subject to return should he voluntarily terminate his employment with the Company prior to February 28, 2014.  He also received a $100,000 deferred cash award which was paid as of the first anniversary of his hire date.  Unless earlier terminated, the employment agreement will expire on February 28, 2014.

Employment Agreement of Mr. Lakshminarayanan.  Mr. Lakshminarayanan entered into an employment agreement with Nationstar effective July 2, 2012, pursuant to which he agreed to serve as the Company’s Executive Vice President and Chief Risk Officer.  In addition to the base salary and a minimum 2012 bonus of $650,000 under the Management Incentive Plan, Mr. Lakshminarayanan was also awarded an initial grant of 46,751 restricted shares of common stock under the 2012 Incentive Compensation Plan.  As noted above, this award will vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of his hire date, provided he remains continuously employed with the Company during that time.  Should Mr. Lakshminarayanan be terminated without cause, any unvested shares relating to this initial award will immediately vest upon termination.  Under his employment agreement, provided he remains continuously employed with the Company, he will also receive an annual restricted stock grant in each of 2013, 2014 and 2015 equal to the number of shares of Nationstar common stock having a fair market value of $300,000.  Mr. Lakshminarayanan also received a sign-on bonus of $500,000, $350,000 of which was paid within 30 days of his hire date and $75,000 will be paid as a retention award within 30 days of the anniversary of his hire date in each of 2013 and 2014.  Pursuant to his employment agreement, he also received a relocation assistance allowance of up to $350,000.  Should he voluntarily terminate his employment with the Company within two years of his hire date he will be obligated to return a pro rata portion of the sign-on bonus paid and of the relocation assistance award.  Pursuant to his employment agreement, Mr. Lakshminarayanan will continue to participate in the Management Incentive Plan with a maximum bonus opportunity of up to 275% of his base salary.  Mr. Lakshminarayanan’s employment agreement is effective for one year from its effective date of July 2, 2012 but will automatically renew for one year unless either party gives notice of non-renewal to the other at least 30 days prior to the first anniversary of its effective date.

Severance Benefits

As discussed in the preceding section, the Company has entered into employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan.  The agreements provide for severance benefits to the named executive officers upon termination of employment at any time while the employment agreements are in effect, as follows:    (i) by Nationstar for cause or the employee without good reason, the employee will be entitled only to any unpaid salary, accrued unpaid time off, reimbursable business expenses and vested benefits, if any, under the Company’s employee benefit plans; (ii) by Nationstar without cause or resignation by the employee for good reason, the employee will receive a severance payment of 12-months base salary, 100% of the prior year’s bonus (or with respect to Messrs. Lewis and Hisey for a termination in 2012, a minimum bonus specified in the employment agreement), will forfeit all unvested restricted stock awards and be eligible for medical benefits for up to 12 months; (iii) if the employee voluntarily resigns for any reason, he will be required to repay a pro rata portion of his sign-on bonus and relocation benefits (except with respect to Mr. Lewis who would be required to repay the full amount); (iv) by reason of the employee’s death or disability, he will be entitled to accrued benefits plus a pro rata bonus for the portion of the calendar year that he was employed.  Upon termination or resignation, any unvested stock award will be forfeited except for the initial award to Mr. Lakshminarayanan made on December 1, 2012, which will immediately vest only if he is terminated without cause.  In the event of a change-in-control, death or disability, 100% of any unvested restricted stock awards will vest.  See also “Potential Payments Upon Termination or Change of Control” table below.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2013 Proxy Statement and the Company’s Annual Report on Form 10-K for 2012.

This report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Compensation Committee:

Brett Hawkins, Chairman
Robert H. Gidel
Michael D. Malone

Summary Compensation Table

The following table sets forth the annual compensation for the named executive officers serving at the end of 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Stock Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Jay Bray	2012	450,000		—		6,000,008	6,000,000	(2)	11,123	(3)	12,461,131
Chief Executive Officer	2011	320,000		—		—	1,598,569	(4)	11,048	(3)	1,929,617
	2010	320,000		—		9,918,148	809,434	(5)	11,048	(3)	11,058,630

David C. Hisey	2012	316,828	(6)	—		1,000,006	3,000,000	(2)	112,571	(7)	4,429,405
Executive Vice President & Chief Financial Officer

Harold Lewis	2012	380,192	(6)	650,000	(8)	1,000,006	4,000,000	(2)	871,141	(7)	6,901,339
President & Chief Operating Officer

Ramesh Lakshminarayanan	2012	190,001	(6)	350,000	(8)	1,000,004	650,000	(2)	11,491	(7)	2,201,496
Executive Vice President & Chief Risk Officer

Amar R. Patel	2012	275,000		—		—	3,000,000	(2)	7,185	(9)	3,282,185
Executive Vice President	2011	255,000		—		—	780,914	(4)	6,231	(9)	1,042,145
Portfolio Investment	2010	255,000		—		4,147,863	395,415	(5)	6,231	(9)	4,804,509

(1)               Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to the named executive officers. Information with respect to vesting of these awards is disclosed in the Grant of Plan Based Awards table and the accompanying notes.

(2)               These amounts were paid in the first quarter of 2013 but represent awards with respect to the Company’s and individual performance in 2012.

(3)               Represents for 2012 the payment of a life insurance premium equal to $5,998 and a contribution to Mr. Bray’s 401(k) Plan account of $5,125; for each of 2011 and 2010 these amounts were respectively $5,998 and $5,050.

(4)               These amounts were paid in the first quarter of 2012 but represent awards with respect to the Company’s and individual performance in 2011.

(5)               These amounts were paid in the first quarter of 2011 but represent awards with respect to the Company’s and individual performance in 2010.

(6)               Represents actual salaries paid for 2012 from their respective hire dates, for Messrs. Hisey and Lewis from February 27, 2012; for Mr. Lakshminarayanan from July 2, 2012.

(7)               Represents for Mr. Hisey a relocation assistance allowance of $66,082, tax gross up related to the relocation allowance of $37,902, telephone allowance of $618 and contribution to his 401(k) Plan account of $7,969; for Mr. Lewis a relocation assistance allowance of $550,000, tax gross up related to the relocation allowance of $315,460, telephone allowance of $618 and contribution to his 401(k) Plan account of $5,063; and for Mr. Lakshminarayanan a relocation assistance allowance of $3,982, tax gross up related to the relocation allowance of $2,284 and contribution to his 401(k) Plan account of $5,225.  Should either of Messrs. Hisey or Lewis voluntarily terminate his employment with Nationstar prior to February 28, 2014, he will be required to repay the full amount of the relocation assistance allowance.  Should Mr. Lakshminarayanan voluntarily terminate his employment with Nationstar within two years of July 2, 2012, he will be required to repay a pro rata portion of the relocation assistance allowance.

(8)               These amounts are for sign-on bonuses awarded in conjunction with Messrs. Lewis and Lakshminarayanan beginning employment with Nationstar.  Should Mr. Lewis voluntarily terminate his employment with Nationstar prior to February 28, 2014, he will be obligated to repay 100% of the bonus.  Should Mr. Lakshminarayanan voluntarily terminate his employment with Nationstar within two years of July 2, 2012, he will be obligated to repay a pro rata portion of this bonus.

(9)               Represents for 2012 the payment of a contribution to Mr. Patel’s 401(k) Plan account of $6,437, and telephone allowance of $748; for 2011 and 2010 these amounts were for contributions to Mr. Patel’s 401(k) Plan account.

Grants of Plan-Based Awards for 2012

The following table sets forth, for each of the named executive officers, the grants of awards under any plan during the year 2012.

	Grant	Date of Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan		Grant Date Fair Value of Stock
Name	Date	Approval(1)	Threshold ($)	Target ($)		Maximum ($)	Awards (#)(2)		Awards ($)(3)(4)
Jay Bray
AIP	—	—	—	6,000,000	(5)	—	—		—
2012 ICP	3/7/12	3/5/12	—	—		—	428,572		6,000,008

David C. Hisey
AIP	—	—	—	3,000,000	(5)	—	—		—
2012 ICP	3/7/12	3/5/12	—	—		—	71,429		1,000,006

Harold Lewis
AIP	—	—	—	4,000,000	(5)	—	—		—
2012 ICP	3/7/12	3/5/12	—	—		—	71,249		1,000,006

Ramesh Lakshminarayanan
MIP(8)	—	—	209,000	627,000	(6)	1,045,000	—		—
2012 ICP	12/1/12	11/9/12	—	—		—	46,751	(7)	1,000,004

Amar R. Patel
AIP	—	—	—	3,000,000	(5)	—	—		—

(1)               For all except Mr. Lakshminarayanan, the grants were approved by the Initial Stockholder prior to the initial public offering.  Mr. Lakshminarayanan’s grant was approved by the Compensation Committee.

(2)               Represents awards of time-based restricted stock to Messrs. Bray, Hisey, Lewis, and Lakshminarayanan under the Company’s 2012 Incentive Compensation Plan.  The restricted stock vests 33.3%, 33.3% and 33.4% on the first, second and third anniversaries of the grant date or, with respect to Mr. Lakshminarayanan, the date of hire, subject to the named executive officer’s continued employment through the vesting date.

(3)               Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of restricted stock awards granted to the named executive officers. The awards for Messrs. Bray, Hisey and Lewis were valued at $14 per share which was the initial public offering price.  The award for Mr. Lakshminarayanan was valued at $21.39 per share, which was the average of the high and low of the last trading date prior to the effective date of the grant.

(4)               No dividends will be paid on unvested restricted stock awards.

(5)               Represents awards under the Annual Incentive Compensation Plan.

(6)               Award made under the Management Incentive Plan.  Although the MIP provided for the possible payouts, under Mr. Lakshminarayanan’s employment agreement, he was awarded a minimum guaranteed bonus of $650,000 for 2012.

(7)               Restricted stock award on December 1, 2012 in conjunction with the hiring of Mr. Lakshminarayanan.  The restricted stock vests 33.3%, 33.3% and 33.4% on the first, second and third anniversaries of the hiring date of July 2, 2012, provided that the executive is not terminated by the Company for cause or voluntarily terminates his employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the named executive officers the outstanding equity awards as of December 31, 2012, as described in greater detail in 2012 Incentive Compensation Plan.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value(1) of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay Bray(2)	428,572	13,277,161
David C. Hisey(3)	71,429	2,212,870
Harold Lewis(4)	71,429	2,212,870
Ramesh Lakshminarayanan(5)	46,751	1,448,346
Amar R. Patel	—	—

(1)                      Based on the closing market price of Nationstar common stock on December 31, 2012, which was $30.98.

(2)                      This award of restricted stock is subject to vesting.  With respect to 142,714 shares, this award vested on March 7, 2013.  With respect to 142,714 shares, this award will vest on March 7, 2014.  With respect to 143,144 shares, this award will vest on March 7, 2015.

(3)                     This award of restricted stock is subject to vesting.  With respect to 23,785 shares, this award vested on March 7, 2013.  With respect to 23,786 shares, this award will vest on March 7, 2014.  With respect to 23,858 shares, this award will vest on March 7, 2015.

(4)                     This award of restricted stock is subject to vesting.  With respect to 23,785 shares, this award vested on March 7, 2013.  With respect to 23,786 shares, this award will vest on March 7, 2014.  With respect to 23,858 shares, this award will vest on March 7, 2015.

(5)                     This award of restricted stock is subject to vesting.  With respect to 15,568 shares, this award will vest on July 2, 2013.  With respect to 15,568 shares, this award will vest on July 2, 2014.  With respect to 15,615 shares, this award will vest on July 2, 2015.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2012, with respect to shares of common stock that may be issued under Nationstar’s existing equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans approved by stockholders	—	—	3,906,812
Equity Compensation Plans not approved by stockholders	—	—	—
Total	—	—	3,906,812

(1)         While the 2012 Incentive Compensation Plan does provide for the issuance of options and other equity-based awards, as of December 31, 2012 the Compensation Committee has elected only to issue restricted stock awards under this plan.

Stock Vested for 2012

The following table provides information on the vesting of Nationstar restricted shares of common stock and Initial Stockholder units for the named executive officers in 2012.

	Number of Shares Acquired on Vesting (#)			Value Realized on Vesting ($)
Name	Common Stock	2A Units(1)	1C&1D Units(2)	Common Stock	2A Units(1)	1C&1D Units(2)
Jay Bray	208,473	10,633	692,917	4,486,339	7,922	1,046,994
Amar Patel	83,389	4,254	277,167	1,794,531	3,169	418,798

(1)         Series 2 Class A units of the Initial Stockholder that had been issued prior to Nationstar’s initial public offering and which vested in 2012.  See discussion above under the caption “— Long-Term Incentive Awards — Pre-Initial Public Offering Awards.”

(2)         Series 1 Class C and Class D preferred units of the Initial Stockholder that had been issued prior to Nationstar’s initial public offering and which vested in 2012. See discussion above under the caption “— Long-Term Incentive Awards — Pre-Initial Public Offering Awards.”

Potential Payments Upon Termination or Change of Control

The following table sets forth the value of benefits that would have been payable to the named executive officers assuming a termination of employment or change of control on December 31, 2012 given their compensation levels and, where applicable, Nationstar’s closing stock price on that date.  The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and severance, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.  The actual amounts to be paid can only be determined at the time of a named executive officer’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested restricted stock awards.  Mr. Patel’s payments upon termination or change in control would be on the same terms as salaried employees generally, except for termination due to disability as discussed in footnote (2) below.

Name	Death ($)		Disability ($)		Termination Without Cause or Resignation for Good Reason ($)		After Change in Control ($)
Jay Bray
Salary	—		—		—		—
Annual Bonus	—		—		—		—
Market Value of Accelerated Vesting of Restricted Shares	13,277,161	(1)	13,277,161	(1)	—		13,277,161	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		—		—
Disability Benefits	—		—	(2)	—		—
Life Insurance	1,398,295	(3)	—		—		—
Total	14,675,456		13,277,161		—		13,277,161

David. C. Hisey
Salary	—		—		375,000	(4)	—
Annual Bonus	3,000,000	(5)	3,000,000	(5)	3,000,000	(6)	—
Market Value of Accelerated Vesting of Restricted Shares	2,212,870	(1)	2,212,870	(1)	—		2,212,870	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		—	(7)	—
Disability Benefits	—		—	(2)	—		—
Life Insurance	500,000	(3)	—		—		—
Total	5,712,870		5,212,870		3,375,000		2,212,870

Harold Lewis
Salary	—		—		450,000	(4)	—
Annual Bonus	4,000,000	(5)	4,000,000	(5)	1,150,000	(6)	—
Market Value of Accelerated Vesting of Restricted Shares	2,212,870	(1)	2,212,870	(1)	—		2,212,870	(1)
Deferred Cash	84,426		84,426		—		—
Medical Coverage	—		—		8,087	(7)	—
Disability Benefits	—		—	(2)	—		—
Life Insurance	500,000	(3)	—		—		—
Total	6,797,296		6,297,296		1,608,087		2,212,870

Ramesh Lakshminarayanan
Salary	—		—		530,000	(4)	—
Annual Bonus	650,000	(5)	650,000	(5)		(6)	—
Market Value of Accelerated Vesting of Restricted Shares	1,448,346	(1)	1,448,346	(1)	1,448,346	(8)	1,448,346	(1)
Deferred Cash	—		—		—		—
Medical Coverage	—		—		4,044	(7)	—
Disability Benefits	—		—	(2)	—		—
Life Insurance	500,000	(3)	—		—		—
Total	2,598,346		2,098,346		1,982,390		1,448,346

(1)         Pursuant to the award agreements granting each of Messrs. Bray, Hisey, Lewis and Lakshminarayanan restricted stock, in the event the named executive officer’s employment terminates as a result of his death, disability or a change in control, all unvested equity awards shall immediately vest.  This is based on the closing market price of $30.98 on December 31, 2012.

(2)         If the termination of employment was due to disability, the following named executive officers would receive a monthly long-term benefit of $25,000 for Mr. Bray; $25,000 for Mr. Hisey; $25,000 for Mr. Lewis; $25,000 for Mr. Lakshminarayanan; and $25,000 for Mr. Patel.  This long-term disability benefit would begin six months following the determination of disability and continue until the person reaches the age of 65 years.  These payments would be made pursuant to a disability insurance policy maintained by Nationstar.

(3)         All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000.  For Mr. Bray this figure includes the $500,000 and additional amounts to which he would be entitled pursuant to his special life insurance policy.  These payments would be made pursuant to insurance policies maintained by Nationstar.

(4)         Represents an amount equal to his base salary as of December 31, 2012.  Pursuant to the employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan, upon a termination without cause or by the executive for good reason, the executive is entitled to twelve months of base salary.

(5)         Represents pro-rata amount of bonus for 2012.  Pursuant to the employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan, upon termination by reason of death or disability, the executive is entitled to a pro rata bonus for the portion of the year the executive was employed by the Company.

(6)         Represents a bonus payment if termination had occurred during 2012.  Pursuant to the employment agreements with Messrs. Hisey, Lewis and Lakshminarayanan, upon a termination without cause or by the executive for good reason, the executive is entitled to 100% of the prior year’s bonus or, in the case of Messrs. Hisey and Lewis for a termination in 2012, a minimum bonus specified in the employment agreement.  Mr. Lakshminarayanan would not have received a bonus payment for a termination occurring in 2012 as he was not employed by the Company in the prior year.

(7)         Pursuant to their respective employment agreements, Messrs. Hisey, Lewis and Lakshminarayanan are entitled up to 12 months of continued coverage under the Company’s medical plan in the event of termination without cause or by the executive for good reason.  As of the date of this proxy statement, Mr. Hisey had not elected to participate in a company provided medical plan.

(8)         Pursuant to the employment agreement of Mr. Lakshminarayanan, if he is terminated by the Company without cause, any outstanding unvested equity award from his initial hire grant will immediately vest.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Stockholders Agreement

General

On February 17, 2012, Nationstar entered into a Stockholders Agreement with the Initial Stockholder.  The Stockholders Agreement provides that, for so long as it is in effect, Nationstar and the Initial Stockholder shall take all reasonable actions (including voting or causing to be voted all of the securities entitled to vote generally in the election of Nationstar’s directors held of record or beneficially owned by the Initial Stockholder, and, with respect to Nationstar, including in the slate of nominees recommended by the Board those individuals designated by the Initial Stockholder) so as to elect to the Board, and to cause to continue in office, not more than six directors (or such other number as the Initial Stockholder may agree in writing), of whom, at any given time:

•                  a number of directors equal to a majority of the Board of Directors shall be individuals designated by the Initial Stockholder, for so long as the Initial Stockholder, certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of Nationstar common stock, provided that if the Board consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board plus one director;

•                  at least three directors shall be individuals designated by the Initial Stockholder, for so long as the Fortress Stockholders beneficially owns less than 40% but at least 20% of Nationstar common stock, provided that if the Board of Directors consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors equal to a majority of the Board minus one director;

•                  at least two directors shall be individuals designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially owns less than 20% but at least 10% of Nationstar common stock, provided that if the Board of Directors consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board of Directors; and

•                  at least one director shall be an individual designated by the Initial Stockholder for so long as the Fortress Stockholders beneficially owns less than 10% but at least 5% of Nationstar common stock, provided that if the Board of Directors consists of more than six directors, then the Initial Stockholder shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain the Initial Stockholder’s proportional representation on the Board of Directors.

Since the Initial Stockholder held beneficial ownership of more than 40% of the Nationstar common stock outstanding and entitled to vote as of March 28, 2013, it continues to have the right pursuant to the Stockholder Agreement to designate a majority of the Board.  Accordingly, the Initial Stockholder has the right to designate four of the six directors for Nationstar’s Board of Directors.  As of the date of this proxy statement, the Initial Stockholder had, in fact, designated all six of the then currently serving directors for the Board, including those standing for re-election at this year’s annual meeting.

Registration Rights

Demand Rights.  Under the Stockholders Agreement, the Fortress Stockholders have, for so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering (a “Registrable Amount”), “demand” registration rights that allow the Fortress Stockholders, at any time after 180 days following the consummation of the initial public offering, to request that Nationstar register under the Securities Act of 1933, as amended, an amount equal to or greater than a Registrable Amount.  The Fortress Stockholders are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. Nationstar is also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included.  Nationstar is not obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights.  For so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering, such Fortress Stockholders also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by Nationstar (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any other Nationstar stockholders that have registration rights. The “piggyback” registration rights of the Fortress Stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.  Under the Stockholders Agreement, the Initial Stockholder or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, has the right to request a shelf registration on Form S-3 providing for offerings of Nationstar common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to Nationstar’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if Nationstar determines that certain disclosures required by the shelf registration statements would be detrimental to it or its stockholders. In addition, the Initial Stockholder may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses; Lock-ups.  Under the Stockholders Agreement, Nationstar has agreed to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Nationstar common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder has agreed to indemnify Nationstar against all losses caused by its misstatements or omissions. Nationstar will pay all registration expenses incidental to Nationstar’s performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. Nationstar has agreed to enter into, and to cause its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Stockholders.

Related-Party Transactions

The Initial Stockholder is owned or controlled by certain private equity funds directly or indirectly managed or controlled by Fortress.  Also, as noted above, Mr. Edens is the Co-Chairman of the board of directors of Fortress and also may be deemed to have an indirect financial interest in certain entities affiliated with Fortress.

Nationstar is the loan servicer for two securitized loan portfolios managed by Newcastle, which is managed by an affiliate of Fortress.  Nationstar receives a monthly net servicing fee equal to 0.5% per annum on the unpaid principal balance of the portfolios, which, as of December 31, 2012, was $1.0 billion.  For the year ended December 31, 2012, Nationstar received servicing and other performance fees of $5.2 million.

Nationstar has also entered into several sale agreements with parties consisting of Newcastle and certain special-purpose subsidiaries of Newcastle in which Fortress also holds interests (these special purpose subsidiaries, together, with Newcastle, the “Fortress Entities”).  The manager of Newcastle and Fortress are affiliates of Nationstar.  Pursuant to these agreements (the “Fortress Entities Transactions”), Nationstar sold to certain Fortress Entities (a separate special-purpose subsidiary is created for each transaction) the right to receive a percentage of the excess cash flow generated from the mortgaging servicing rights (“MSRs”) of certain acquired loan portfolios after receipt of a fixed basic servicing fee per loan.  Nationstar retains all ancillary income associated with servicing the portfolios and a percentage of the excess cash flow after receipt of the fixed basic servicing fee. Nationstar will continue to be the servicer of the loans and provide all servicing and advancing functions for each portfolio.  Should Nationstar refinance any loan in any of the portfolios, subject to certain limitations, Nationstar will be required to transfer the new loan or a replacement loan of similar economic characteristics into the applicable portfolio.  The new or replacement loan will be governed by the same terms set forth in the governing sale agreement relating to that particular portfolio.  In each of the Fortress Entities Transactions, the Fortress Entities receive a portion of the excess cash flow generated from the MSRs and Nationstar retains the balance.  Additionally, as a component of the underlying transaction, the Fortress Entities may be required to remit to Nationstar a holdback amount, varying in size for each transaction, pending certain conditions being satisfied by Nationstar.

The first Fortress Entities Transaction was entered into in December 2011 with a sale price to the participating Fortress Entities of $43.7 million. The approximate fair value on the outstanding note related to this transaction was $46.4 million at December 31, 2012.  The second Fortress Entities Transaction was entered into in March 2012 with a sale price to the participating Fortress Entities of $170.0 million.  The approximate fair value on the outstanding note related to this transaction was $148.8 million at December 31, 2012.  The third Fortress Entities Transaction was entered into in May 2012 with a sale price to the participating Fortress Entities of $44.0 million.  The approximate fair value on the outstanding note related to this transaction was $47.1 million at December 31, 2012.  The fourth Fortress Entities Transaction was entered into in December 2012 with a sale price to the participating Fortress Entities of $54.5 million, respectively.  The approximate fair value on the outstanding notes related to these transactions was $54.5 at December 31, 2012.  The fifth Fortress Entities Transaction was entered into in January 2013 with a sale price to the participating Fortress Entities of approximately $680.0 million, which is its current approximate fair value.

In February 2013 Nationstar entered into a Participation and Servicing Agreement with certain of the Fortress Entities.  Nationstar had acquired interests in certain fixed and reverse mortgage loans and servicing rights earlier in February 2013 (the “Mortgage Loan Portfolio”).  Pursuant to the Participation and Servicing Agreement, Nationstar sold to the participating Fortress Entities a participation interest of 70% in the Mortgage Loan Portfolio for $35.1 million.  Nationstar retains a 30% interest in the Mortgage Loan Portfolio, including the servicing rights.

In September 2010, Nationstar entered into a marketing agreement with Springleaf Home Equity, Inc., Springleaf Financial Services of Arkansas, Inc. and MorEquity, Inc. (collectively, the “Entities”), each of which is indirectly owned by investment funds managed by affiliates of Fortress. Pursuant to this agreement, Nationstar markets its mortgage origination products to customers of the Entities, and is compensated by the origination fees of loans that Nationstar refinances.  The total fees received by Nationstar under this agreement were $2.3 million for the year ended December 31, 2012.  The marketing agreement expired on December 31, 2012.  Additionally, in January 2011, Nationstar entered into three agreements to act as the loan subservicer for the Entities for a whole loan portfolio and two securitized loan portfolios totaling $4.4 billion, for which Nationstar receives a monthly per loan subservicing fee and other performance incentive fees subject to its agreement with the Entities.  For the year ended December 31, 2012, Nationstar recognized revenue of $9.8 million in additional servicing and other performance incentive fees related to these portfolios.  At December 31, 2012, Nationstar had an outstanding receivable from the Entities of $0.7 million.

In March 2011, Nationstar entered into a limited partnership agreement with ANC Acquisition LLC (“ANC”). As of December 31, 2012, Nationstar and Fortress indirectly own 35% and 65% of ANC, respectively.  ANC is the parent company of National Real Estate Independent Services (“NREIS”), an ancillary real estate services and vendor management company that directly and indirectly provides title agency settlement or valuation services for loan originations and default management.  Additionally, Nationstar advanced NREIS $2.0 million in May 2012.   NREIS management has since made the decision to wind down its operations.  In order to effect an orderly wind down, Nationstar, together with Fortress, the majority owner of ANC, agreed to fund a portion of the expected wind-down costs.  As such, Nationstar expects to make from time to time in the future certain payments to NREIS to fund a portion of the NREIS wind-down, in a total amount of approximately $2.3 million.  As of March 13, 2013, Nationstar had made wind-down assistance payments to NREIS in the amount of $1.3 million.  For the year ended December 31, 2012, Nationstar disbursed to NREIS $16.9 million for services rendered.

Related-Party Transaction Policy

The Board of Directors recognizes the importance of avoiding conflicts of interest between Nationstar and its employees, directors and affiliates of its employees and directors, and any person who is the beneficial owner or more than 5% of Nationstar voting securities.  Accordingly, it has adopted a written policy which, as a general matter, requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with Nationstar.  Pursuant to this policy, directors (including director nominees), executive officers and employees are required to report to Nationstar’s general counsel any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company, regardless of the amount involved. The general counsel reports these transactions to the NCG Committee of the Board of Directors, which is responsible for evaluating each related-party transaction and making a recommendation to the disinterested members of the Board as to whether the transaction at issue is fair, reasonable and within Company policy and whether it should be ratified and approved. The NCG Committee, in making its recommendation, considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

AUDIT FUNCTION

Report of the Audit Committee

Management is responsible for the Company’s overall financial reporting process.  Ernst & Young LLP is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Audit Committee is also solely responsible for the selection and termination of the Company’s independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.  The Audit Committee has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Accounting Standard No. 16 (Communications with Audit Committee).  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm its independence.  The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

This report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit Committee:

Roy A. Guthrie, Chairman
Robert H. Gidel
Michael D. Malone

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for 2012:

	2011	2012
Audit Fees(1)	$2,500,000	$3,500,000
Audit-Related Fees(2)	400,000	600,000
Total Audit and Audit-Related Fees	2,900,000	4,100,000

Tax Fees
Tax Compliance Fees	—	—
Tax Planning and Advise Fees	—	—
All Other Fees	—	—
Total Fees	$2,900,000	$4,100,000

(1)         These amounts consist of aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements and the review of the financial statements included in Nationstar’s quarterly reports on Form 10-Q.

(2)         These amounts consist of aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of Nationstar’s financial statements and are not described under Audit Fees.  Audit-related fees generally consist of other attest engagements under professional auditing standards, internal control-related matters and audits of employee benefit plans.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent registered public accounting firm in advance of the service being performed.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Nationstar for the year ending December 31, 2013.  The Board is asking stockholders to ratify this appointment.  Although SEC regulations and the NYSE listing requirements require Nationstar’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.  If the appointment of Ernst & Young LLP is not ratified, the matter of the appointment of the independent registered accounting firm will be re-considered by the Audit Committee.

It is anticipated that a representative of Ernst & Young LLP will attend the meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement should they desire.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Nationstar’s independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 28, 2013, the beneficial ownership of shares of Nationstar common stock by:  (a) each present director, including the nominees for re-election at the 2013 Annual Meeting of Stockholders; (b) the five most highly compensated executive officers serving during the 2012 year; (c) all directors and executive officers of Nationstar as a group; and (d) each stockholder known to Nationstar to beneficially own more than 5% of Nationstar common stock.  Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Nationstar common stock or the individual has the right to acquire the shares within 60 days of March 28, 2013.

Name	Shares beneficially owned		% of shares outstanding
Executive Officers and Directors
Jay Bray	844,767	(1)	*
Wesley R. Edens	68,118,736	(2)	75.2%
Robert H. Gidel	28,929	(1)	*
Roy A. Guthrie	26,929	(1)	*
Brett Hawkins	21,429	(1)	*
Michael D. Malone	41,429	(1)	*
David C. Hisey	88,767	(1)	*
Amar R. Patel	224,750		*
Ramesh Lakshminarayanan	54,556	(1)	*
Harold Lewis	97,872	(1)	*
All present directors and executive officers as a group (12 persons)	69,816,298	(1)	77.1%

5% Stockholders
FIF HE Holdings LLC	68,104,736	(3)	75.2%

*Indicates less than one percent.

(1)         Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of restricted stock for which the indicated beneficial owners have no investment power (unvested restricted stock awards):  Mr. Bray — 340,489; Mr. Gidel — 14,294; Mr. Guthrie — 14,294; Mr. Hawkins — 14,294; Mr. Malone — 14,294; Mr. Hisey — 74,960; Mr. Patel — 27,316; Mr. Lakshminarayanan — 54,556; Mr. Lewis — 84,065; and all directors and executive officers as a group — 658,280.

(2)         Includes 68,104,736 shares held by FIF HE Holdings LLC, an entity owned by certain private equity funds managed by Fortress.  Mr. Edens is the Co-Chairman of the board of directors of Fortress and disclaims beneficial ownership of any of the shares held by FIF HE Holdings LLC except to the extent of his indirect pecuniary interest in them.  This also includes 14,000 shares purchased by or in trust for certain of his children and of which he also disclaims beneficial ownership.

(3)         Based on a Schedule 13G filed on February 14, 2013 jointly by the FIF HE Holdings LLC, Fortress and other related entities.  Fortress wholly owns FIG Corp., which is the general partner of Fortress Operating Entity I LP (“FOE I”), which is the sole managing member of each of FIG LLC and Fortress Investment Fund GP (Holding) LLC (“Holdings III”) and wholly owns Fortress Fund IV GP Holdings Ltd. (“Holdings IV”).  Holdings III is the sole managing member of Fortress Fund III GP LLC (“GP III”).  Holdings IV is the general partner of Fortress Fund IV GP. L.P. (“GP IV”).  GP III is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund III LP (“Fund III”), Fortress Investment Fund III (Fund B) LP (“Fund III B”), Fortress Investment Fund III (Fund C) LP (“Fund III C”), Fortress Investment Fund III (Fund D) L.P. (“Fund III D”) and Fortress Investment Fund III (Fund E) L.P. (“Fund III E,” and together with Fund III, Fund III B, Fund III C and Fund III D, “Fortress Funds III”).  GP IV is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund IV (Fund A) L.P. (“Fund IV A”), Fortress Investment Fund IV (Fund B) L.P. (“Fund IV B”), Fortress Investment Fund IV (Fund C) L.P. (“Fund IV C”), Fortress Investment Fund IV (Fund D) L.P. (“Fund IV D”) Fortress Investment Fund IV (Fund E) L.P. (“Fund IV E”), Fortress Investment Fund IV (Fund F) L.P. (“Fund IV F”) and Fortress Investment Fund IV (Fund G)

L.P. (“Fund IV G,” and together with Fund IV A, Fund IV B, Fund IV C, Fund IV D, Fund IV E, Fund IV F and Fortress Funds III, “Fortress Funds”).  Fortress Funds are the sole members of FIF HE Holdings LLC, which directly holds the shares of common stock of Nationstar Mortgage Holdings Inc.  These stockholders have indicated that they have shared dispositive power and shared investment power with respect to 68,104,736 shares.  As of February 12, 2013, Wesley R. Edens owned approximately 24.4% of Fortress.  By virtue of his ownership interest in Fortress and certain of its affiliates, as well as his role in advising certain investment funds, Mr. Edens may be deemed to be the natural person that has sole voting and investment control over the shares listed as beneficially owned by FIF HE Holdings LLC.  Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.  The address of all entities listed above and Mr. Edens is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act require Nationstar’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company equity securities to file initial reports of ownership and reports of changes in ownership with the SEC.  The Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.  Based solely upon review of the copies of such forms furnished to the Company and written representations from its directors and executive officers the Company believes that all Section 16(a) filing requirements were met during 2012 with the exception of the inadvertent late filing of a Form 4 on January 3, 2013 by Mr. Edens, reporting four previously unreported transactions.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2013 Annual Meeting of Stockholders.  If matters other than the ones listed in this proxy statement properly come before the 2013 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

Stockholder Proxy Proposal Deadline

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders must be received by the Company at Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas 75067, Attention: Secretary, for inclusion in the Company’s proxy statement and form of proxy relating to that meeting is December 16, 2013.

Stockholder Business — Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with Nationstar’s Bylaw procedures.  These provide, generally, that a stockholder desiring to bring a proper subject of business before the meeting must do so by a written notice timely received (not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders) at Nationstar’s principal executive offices.  Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting.  A complete listing of the other requirements the advance notice must meet is found in Section 2.19 of the Company’s Bylaws.  A complete copy of the Bylaws may be found on the Company’s website at www.nationstarholdings.com or by writing to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas  75067, Attention:  Secretary.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

ADDITIONAL INFORMATION

Nationstar files annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549.  These filings are available to the public to read and copy at the SEC’s public reference rooms.  These filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov.  Such information will also be furnished upon written request to Nationstar Mortgage Holdings Inc., 350 Highland Drive, Lewisville, Texas  75067, Attention:  Secretary, and can also be accessed through the Company’s website.  We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of Nationstar’s Annual Report on Form 10-K for 2012, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request.  Request for copies of such report should be directed to Nationstar’s Secretary at the above address or at 469-549-2000.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address.  This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or the Company that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent.  If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Nationstar Mortgage Holdings Inc. at 350 Highland Drive, Lewisville, Texas 75067, Attention:  Secretary.  You may also make written or oral requests by contacting Nationstar at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents, or if, at any time, you no longer wish to participate in householding.  You should notify your broker if the shares are held in a brokerage account or the Company if you hold registered shares.  The Company can be notified by sending a written request to the above address.

ANNUAL MEETING OF STOCKHOLDERS OF NATIONSTAR MORTGAGE HOLDINGS INC. May 22, 2013 9:00 a.m. (local time) The Irving Convention Center 500 West Las Colinas Boulevard Irving, Texas 75039 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The Notice of Meeting, Proxy Statement and Annual Report are being provided together with this Proxy Card and are also available at https://materials.proxyvote.com/63861C Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as director of the nominees listed below (except as marked to the contrary below) O Roy A. Guthrie O Michael D. Malone 2. The ratification of Ernst & Young LLP as Nationstar's independent registered public accounting firm for the year ending December 31, 2013. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the 2013 Annual Meeting of Stockholders and the 2012 Annual Report to Stockholders. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20230000000000000000 0 052213

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 NATIONSTAR MORTGAGE HOLDINGS INC. 350 Highland Drive Lewisville, TX 75067 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Jay Bray, David C. Hisey and Elizabeth K. Giddens as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Nationstar Mortgage Holdings Inc. held of record by the undersigned on March 28, 2013, at the Annual Meeting of Stockholders to be held at The Irving Convention Center at 500 West Las Colinas Boulevard, Irving, Texas 75039, on May 22, 2013, or any adjournment or postponement thereof. THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. (Continued and to be signed on the reverse side.)